JEFF R. PEARLMAN
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CERTIFIED PUBLIC ACCOUNTANT                           19 WEST 34 ST., SUITE 1118
                                                           NEW YORK, N.Y.  10001
                                         TEL. (212) 714-9885, FAX (212) 714-1071



March 20, 2000



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Re:  Accident Prevention Plus, Inc.

Dear Sirs,

I agree with the statements made in Form 8-K of Accident Prevention Plus, Inc. (the "8-K"), as reprinted below from the 8-K

     "Item 4. Changes in Registrant's Certifying Accountant.

     On July 28, 1999, Jeff R. Pearlman, the principal independent accountant of Accident Prevention Plus, Inc., a Nevada corporation (the "Company") declined to stand for re-election after the Company's formative and development years as his policy for providing accounting services did not extend to include the Company's growing scale of transactions. There were no disagreements with Mr. Pearlman which were not resolved on any matter concerning accounting principals or practices, financial statement disclosure, or auditing scope or procedure. Mr. Pearlman, as the Company's principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modify his opinion as to uncertainty, audit scope or accounting principals.

     On August 1, 2000, the board of directors of the Company approved and authorized the engagement of Massella, Tomaro & Co., 375 North Broadway, Suite 103, Jericho, NY 11753, as the principal independent accountant for the Company."

Cordially,

/s/ Jeff Pearlman
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Jeff Pearlman